Exhibit 5.2

900 West 48th Place, Suite 900, Kansas City, Missouri, 64112 • 816.753.1000

February 22, 2018

Sprint Corporation

6200 Sprint Parkway

Overland Park, KS 66251

Ladies and Gentlemen:

We are special Kansas counsel to Sprint Communications, Inc., a Kansas corporation (the “Guarantor”), a wholly-owned subsidiary of Sprint Corporation, a Delaware corporation (the “Company”), in connection with the public offering of $1,500,000,000 aggregate principal amount of the Company’s 7.625% notes due 2026 (the “Notes”), to be guaranteed (the “Guarantee”) by the Guarantor, pursuant to the Underwriting Agreement dated February 20, 2018, by and among the Company, the Guarantor and J.P. Morgan Securities LLC, as the representative of the several underwriters (collectively, the “Underwriters”) listed on Schedule I attached thereto (the “Underwriting Agreement”). The offering by the Company and Guarantor is being made pursuant to a prospectus supplement dated February 20, 2018 and the accompanying base prospectus dated February 12, 2018 (such documents, collectively, the “Prospectus”) composing part of the Company’s automatic shelf registration statement on Form S-3ASR (File No. 333-222977) filed with the U.S. Securities and Exchange Commission (the “Commission”) on February 12, 2018 (as the same may be amended from time to time, the “Registration Statement”) relating to the proposed offer and sale of an unspecified principal amount of the Company’s debt securities, including the Notes and the related Guarantee. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”). The Company is issuing the Notes pursuant to an indenture dated as of September 11, 2013 (the “Base Indenture”), by and between the Company and The Bank of New York Mellon Trust Company, N.A., as indenture trustee (the “Indenture Trustee”), as supplemented by the fifth supplemental indenture, dated as of February 22, 2018, by and among the Company, the Guarantor and the Indenture Trustee (the “Supplemental Indenture”).

In such capacity, we have reviewed and relied only on:

(A)	copies of (I) the Amended Articles of Incorporation of the Guarantor (the “Articles”); (II) the Guarantor’s Amended and Restated Bylaws (the “Bylaws”); (III) the unanimous written consents of the Board of Directors of the Guarantor (the “Board”) duly adopted by the Board as of January 31, 2018 and February 16, 2018; (IV) resolutions duly adopted by the Board of Directors of the Company (the “Company Board”) on May 25, 2017 and November 1, 2017; and (V) resolutions duly adopted by the Pricing Subcommittee of the Finance Committee of the Company Board (the “Pricing Subcommittee”) on February 20, 2018, all of which resolutions and consents have been certified to be correct and complete and in full force and effect by an officer of the Guarantor or an officer of the Company, as applicable;

(B)	the Notes and the Supplemental Indenture (including the Guarantee set forth therein);

(C)	the Base Indenture;

(D)	the Underwriting Agreement;

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(E)	a certificate from the Kansas Secretary of State indicating that the Guarantor is in good standing in Kansas as of February 21, 2018;

(F)	a certificate of an officer of the Guarantor delivered to this law firm (the “Guarantor Officer’s Certificate”);

(G)	a certificate of an officer of the Company delivered to this law firm (the “Company Officer’s Certificate”); and

(H)	the Registration Statement and the Prospectus.

The documents listed in clause (A) are collectively referred to herein as the “Corporate Records.” The documents listed in clauses (B) through (D) are collectively referred to herein as the “Transaction Documents.” The documents listed in clauses (E) through (H) are collectively referred to herein as the “Due Diligence Information.”

We call your attention to the fact that, to the extent specifically qualified and limited below in paragraphs (a) through (j) and in the specific opinions rendered, we did not conduct an investigation that independently confirms the facts upon which we render this opinion and, with your permission, we have assumed and relied upon the accuracy of all factual information set forth in and made by the Guarantor and the Company, as the case may be, in the Registration Statement, the Prospectus, the Transaction Documents, the Guarantor Officer’s Certificate and the Company Officer’s Certificate, together with certain representations and statements made to us by public officials as to factual matters material to the opinions expressed herein.

In rendering our opinions as to the good standing of the Guarantor, we have relied exclusively on a certificate of a public official.

The opinions and statements expressed herein are subject to the following assumptions, comments, conditions, exceptions, qualifications and limitations:

(a) Our opinions and statements expressed herein are restricted to matters governed by the internal laws of the State of Kansas, without regard to conflict of laws.

(b) In reviewing the Transaction Documents, Corporate Records, and Due Diligence Information, we have assumed the genuineness of all signatures and initials thereon, the genuineness of all notaries contained thereon, and the conformance of all copies with the original thereof and originals to all copies thereof. We have further assumed that all certificates, documents and instruments dated prior to the date hereof remain accurate and correct on the date hereof. We have made no review of agreements, documents or transactions described or referred to in the Corporate Records other than the Corporate Records, and we express no opinion as to the effect of such terms, conditions or provisions of such agreements, documents and transactions upon the Transaction Documents or the matters discussed herein. We have further assumed that all Due Diligence Information is accurate, complete and authentic (including proper indexing and filing).

(c) None of the opinions below includes any implied opinion unless such implied opinion is both (i) essential to the legal conclusion reached by the express opinions set forth below, and (ii) based upon prevailing norms and expectations among experienced lawyers in the State of Kansas, reasonable under the circumstances.

(d) We have assumed the issuance and performance of the Guarantee is not prohibited under any agreement or corporate document, other than the Articles and Bylaws to which we opine in paragraph 4 below, that is binding upon the Guarantor.

(e) We assumed that no stop order suspending the effectiveness of the Registration Statement or of any post-effective amendment to the Registration Statement is or will be in effect and no proceedings for such purpose or pursuant to Section 8 of the Securities Act have or will have been instituted or threatened by the Commission against the Company or the Guarantor or related to the offer and sale contemplated in the Prospectus.

(f) To the extent governed by New York law, we have assumed the Guarantee will be duly executed, issued and delivered by the Guarantor, all in accordance with the offer and sale contemplated by the Prospectus.

(g) We have assumed each of the Base Indenture and the Supplemental Indenture (i) remains effective as of the date hereof and (ii) has been and remains duly qualified under the Trust Indenture Act of 1939, as amended.

(h) We express no opinion as to the statutes, administrative decisions, and rules and regulations of any county, municipal and special political subdivisions.

(i) In rendering our opinion set forth in paragraph 2 below as to the execution and delivery of the Supplemental Indenture, we note that (A) matters regarding execution and delivery of the Supplemental Indenture that appropriately are covered by laws other than the State of Kansas are expressly excluded, and (B) we did not witness the actual execution of the Supplemental Indenture and are relying instead on a review of the incumbency statements in the Guarantor Officer’s Certificate and the final executed Supplemental Indenture.

(j) We express no opinion herein as to the applicability to, or effect upon, the transactions contemplated by the Transaction Documents with respect to matters governed by (i) the Federal Communications Act of 1934, as amended, and the rules and regulations promulgated thereunder by the Federal Communications Commission, or (ii) any public utility commission that on the date hereof is entitled to exercise jurisdiction over the Guarantor.

Based on the foregoing, and qualified in the manner and to the extent set forth herein, we are of the opinion that:

1. The Guarantor is a corporation existing and in good standing under the laws of the State of Kansas, with the corporate power generally to conduct business and to own or lease properties.

2. The Supplemental Indenture has been authorized by all necessary corporate action of the Guarantor.

3. The Supplemental Indenture has been duly executed and delivered by the Guarantor.

4. The Guarantee has been authorized by all necessary corporate action of the Guarantor.

5. The (i) execution, delivery and performance by the Guarantor of the Supplemental Indenture, (ii) performance by the Guarantor of the Guarantee set forth in the Supplemental Indenture and (iii) compliance by the Guarantor with the terms and provisions of the Transaction Documents will not (Y) violate any Kansas law or regulation known to us to be generally applicable to transactions of this type, or (Z) violate or result in a default under any of the terms and provisions of the Articles and Bylaws.

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to such filing. We hereby consent to the filing of this opinion with the Commission as Exhibit 5.2 to the above-described Form 8-K and to the reference to Polsinelli PC under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Polsinelli PC

Polsinelli PC